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February 1, 2002

Mr. Charles D. Davidson
Noble Affiliates, Inc.
350 Glenborough, Suite 100
Houston, Texas 77067

Re:  EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

Dear Chuck:

This letter is to confirm and implement the decision reached at the meeting of the Compensation, Benefits and Stock Option Committee of the Board of Directors that you attended on January 28, 2002.

Following a full discussion of the pros and cons to you and Noble Affiliates, Inc. (the "Company") of either (1) amending your Employment Agreement with the Company dated October 2, 2000 (the "Employment Agreement"), to provide for the change of control benefits provided under the form of Change of Control Agreement the Company recently entered into with certain key employees, or (2) terminating the Employment Agreement and entering into a Change of Control Agreement in such form, you expressed a preference for and it was mutually agreed to implement the latter course of action. Accordingly, pursuant to the provisions of Section 12 of the Employment Agreement and in consideration of the execution by the Company of the Noble Affiliates, Inc. Change of Control Agreement attached hereto as Exhibit A, the Employment Agreement is hereby terminated in its entirety and replaced by the Noble Affiliates, Inc. Change of Control Agreement already executed by the Company and attached hereto as Exhibit A, such termination and replacement to be effective February 1, 2002 and upon your execution and delivery to Al Hoppe of both this letter and said Change of Control Agreement.

Very truly yours,


/s/ Michael A. Cawley
----------------------------------------
Michael A. Cawley
Lead Independent Director of the
Board of Directors of Noble Affiliates, Inc.

AGREED:


/s/ Charles D. Davidson
----------------------------------------
Charles D. Davidson

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                             NOBLE AFFILIATES, INC.
                           CHANGE OF CONTROL AGREEMENT

     This Change of Control Agreement ("Agreement") is made and effective as of the 1st day of February, 2002, by and between Noble Affiliates, Inc., a Delaware corporation ("Employer"), and Charles D. Davidson ("Executive").

                                    RECITALS

     The Board of Directors of Employer (the "Board") has determined that it is in the best interests of Employer to assure that Employer will have the continued dedication of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below). The Board believes it is imperative to diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control, to encourage Executive's full attention and dedication to Employer currently and in the event of any threatened or pending Change of Control, and to provide Executive with compensation and benefit arrangements upon a Termination Event (as defined below) that ensure that such compensation and benefits are competitive with other corporations.

                                    AGREEMENT

     Now, therefore, in consideration of Executive's continued employment by Employer, as well as the promises, covenants and obligations contained herein, Employer and Executive agree as follows:

     1. PAYMENT OF SEVERANCE AMOUNT. Upon the occurrence of a Termination Event (as defined in paragraph 2), Employer shall:

          (a) pay Executive all salary, unreimbursed expenses incurred by Executive in the performance of his duties for Employer and other compensation and benefits that are accrued but unpaid through the date of the termination constituting such Termination Event (the "Termination Date"), payable as a lump sum cash payment within 30 days following the Termination Date;

          (b) pay Executive an amount equal to Executive's Annual Cash Compensation (as defined in paragraph 2) multiplied by a factor of 2.99, payable as a lump sum cash payment within 30 days following the Termination Date;

          (c) pay Executive an amount equal to Executive's pro-rata (measured as (i) the number of days expired, as of Termination Date, in the then-current calendar year, divided by (ii) 365) target bonus for the then-current year;

          (d) provide Executive with life, disability, medical and dental insurance at the level provided at either the date of the occurrence of a Change of Control or the Termination Date, as Executive shall in his sole discretion elect by providing written notice to Employer, for thirty-six (36) months following the Termination Date or such shorter period until Executive shall obtain substantially equivalent insurance coverage from a subsequent employer, if any, in the same manner as if Executive's employment had not been terminated until the end of such period. Executive shall immediately notify Employer upon obtaining any insurance from a subsequent employer and shall provide all information required by Employer regarding such insurance to enable Employer to make a determination of whether such insurance is substantially equivalent;

          (e) notwithstanding Executive's termination of employment, preserve Executive's rights to purchase the shares of Employer's capital stock that are subject to then-outstanding options that have been granted to Executive by Employer (or pursuant to a stock option plan of Employer), so that all

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such options remain or become exercisable in accordance with their terms as if
Executive's employment had not terminated; and

          (f) upon receiving a detailed invoice for same, reimburse, up to a maximum cumulative amount of 15,000 Dollars, Executive for the reasonable fees of no more than one out-placement (or similar) service provider engaged by Executive to assist in finding employment opportunities for Executive during the twelve-month period following a Termination Date.

     2.   DEFINITIONS.

          (a) A "TERMINATION EVENT" shall be deemed to have occurred if at any time within 24 months after a Change of Control, Employer or any successor thereto shall terminate Executive's employment for any reason other than for (A) Cause, as defined below, (B) incapacity due to physical or mental illness or (C) death. For this purpose, Executive's employment shall be deemed to have been terminated upon the actual termination of his employment or upon the occurrence of a Constructive Termination (as defined below).

          (b)  A "CHANGE OF CONTROL" shall be deemed to have occurred if:

               (i) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least fifty-one percent (51%) of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Employer's stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board;

               (ii) the stockholders of Employer shall approve a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of Employer immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own outstanding voting securities representing at least fifty-one percent (51%) of the combined voting power entitled to vote generally in the election of directors ("Voting Securities") of the reorganized, merged or consolidated company;

               (iii) the stockholders of Employer shall approve a liquidation or dissolution of Employer or a sale of all or substantially all of the stock or assets of Employer; or

               (iv) any "person," as that term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than Employer, any of its subsidiaries, any employee benefit plan of Employer or any of its subsidiaries, or any entity organized, appointed or established by Employer for or pursuant to the terms of such a plan), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person (as well as any "Person" or "group" as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become the "beneficial owner" or "beneficial owners" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of Employer representing in the aggregate twenty-five percent (25%) or more of either (A) the then outstanding shares of common stock, par value $3.33-1/3 per share, of Employer ("Common Stock") or (B) the Voting Securities of Employer, in either such case other than solely as a result of acquisitions of such securities directly from Employer. Without limiting the foregoing, a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, or to direct the voting of,

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     or to dispose, or to direct the disposition of, Common Stock or other
     Voting Securities of Employer shall be deemed the beneficial owner of such Common Stock or Voting Securities.

          Notwithstanding the foregoing, a "Change of Control" of Employer shall not be deemed to have occurred for purposes of subparagraph (iv) of this paragraph 2(b) solely as the result of an acquisition of securities by Employer which, by reducing the number of shares of Common Stock or other Voting Securities of Employer outstanding, increases (i) the proportionate number of shares of Common Stock beneficially owned by any person to twenty-five percent (25%) or more of the shares of Common Stock then outstanding or (ii) the proportionate voting power represented by the Voting Securities of Employer beneficially owned by any person to twenty-five percent (25%) or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause (i) or (ii) of this sentence shall thereafter become the beneficial owner of any additional shares of Common Stock or other Voting Securities of Employer (other than a result of a stock split, stock dividend or similar transaction), then a Change of Control of Employer shall be deemed to have occurred for purposes of subparagraph (iv) of this paragraph 2(b).

     (c) "ANNUAL CASH COMPENSATION" shall, as determined on the Termination Date, be equal to the sum of (i) plus (ii), where "(i)" equals Executive's annualized salary in effect on the date of the earliest Change of Control to occur during the 18-month period prior to the Termination Date, and "(ii)" equals the greater of (A) Executive's annual target bonus for the then-current bonus period and (B) the average annual bonus paid or payable by Employer to Executive for the three-year period (or for the period of Executive's employment, if Executive has not been employed for all of such three-year period) immediately preceding the date of the Change of Control.

     (d) For purposes of this Agreement, "CAUSE" shall mean (i) the willful and continued failure by Executive to perform his duties as President and Chief Executive Officer of Employer or any of its subsidiaries or his continued failure to perform duties reasonably requested or reasonably prescribed by the Board (other than as a result of Executive's death or disability), (ii) the engaging by Executive in conduct that is materially monetarily injurious to Employer or any of its subsidiaries, (iii) gross negligence or willful misconduct by Executive in the performance of his duties that results in, or causes, material monetary harm to Employer or any of its subsidiaries, or (iv) Executive's commission of a felony or other civil or criminal offense involving moral turpitude. In the case of (i), (ii) and (iii) above, a finding of Cause for termination shall be made only after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board. A determination of Cause by the Board shall be effective only if agreed upon by a majority of the directors.

     (e) A "CONSTRUCTIVE TERMINATION" of Executive's employment with Employer shall be deemed to have occurred if Employer:

          (i) demotes Executive to a lesser position, in title or responsibility, as compared to the highest position held by him with Employer at the earlier of the occurrence of a Change of Control or the date on which a tentative agreement is reached by Employer, or a public announcement is made, regarding a proposed Change of Control that ultimately occurs;

          (ii) decreases Executive's total annual compensation (i.e., the sum of his annual salary, his target bonus under Employer's annual incentive bonus plan or similar plan in effect at the applicable time and the value of other employment benefits provided to Executive by Employer) below the level in effect at the earlier of the occurrence of a Change of Control or the date on which a tentative agreement is reached by Employer, or a public announcement is made, regarding a proposed Change of

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Control that ultimately occurs; provided, however, that a decrease in total annual compensation that results solely from an amendment or termination of any employee or group or other executive benefit plan, which amendment or termination is applicable to all executives of Employer, shall not constitute a Constructive Termination; or

          (iii) requires or requests Executive to relocate to a principal office more than 50 miles from the principal office at which Executive is employed immediately prior to a Change of Control; provided, however, that a such a requirement or request for a relocation shall constitute a Constructive Termination only if made in connection with, and within 12 months after consummation of, the event or transaction that constitutes (or the approval of which constitutes) the Change of Control, and such 12-month period shall apply, for purposes of determining whether an event specified in this clause (iii) constitutes a Termination Event, in lieu of the 24-month period specified in paragraph 2(a). For purposes of this clause (iii), it shall be presumed (and Employer shall have the burden of proof to overcome such presumption) that a requirement or request for a relocation is "in connection with" such an event or transaction if it is made within the 12-month period specified in this clause (iii).

     3. GROSS UP PAYMENT. In the event that (i) the Executive becomes entitled to the payment and benefits provided under Section 1 of this Agreement (the "Change of Control Payment") and any of the Change of Control Payment will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision, or
(ii) any payments or benefits received or to be received by the Executive pursuant to the terms of any other plan, arrangement or agreement (the "Benefit Payments") will be subject to the Excise Tax, the Employer shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Change of Control Payment and the Benefit Payments, and any federal, state and local income tax and Excise Tax upon the payment provided for by this Section 3, shall be equal to the Change of Control Payment and the Benefit Payments; provided, however, that in determining the amount of the Gross-Up Payment, any Excise Tax on the Change of Control Payment and the Benefit Payments shall be determined using a rate no higher than twenty percent (20%).

     For purposes of determining whether any of the Change of Control Payment or the Benefit Payments will be subject to the Excise Tax and the amount of such Excise Tax:

          (i) any payments or benefits received or to be received by the Executive in connection with a change in control of the Employer or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Employer, any person whose actions result in change in control or any person affiliated with the Employer or such persons) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of
     Section 280G(b)(1) shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of tax counsel selected by the Board of Directors of the Employer, such payments or benefits (in whole or in part) do not constitute parachute payments, or such excess payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code;

          (ii) the amount of the Change of Control Payment and the Benefit Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Change of Control Payment and the Benefits Payments or (B) the amount of excess parachute payments within the meaning of Sections 280G(b)(1) and (4) (after applying clause (i), above); and

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          (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by tax counsel, selected by the Board of Directors of the Employer, in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

     For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Executive's residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment, the Executive shall repay to the Employer at that time that amount of such reduction in Excise Tax as is finally determined to be the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Employer shall make an additional gross-up payment to the Executive in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

     4. NOTICES. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, (i) if to Employer, then addressed to its principal business office, to the attention of the corporate Secretary of Employer, and (ii) if to Executive, to his or her residence address as reflected in Employer's records (or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt).

     5. APPLICABLE LAW. This contract is entered into under, and shall be governed for all purposes by, the internal laws of the State of Texas, without regard to principles of conflicts of law requiring the application of the law of another State.

     6. SEVERABILITY. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

     7. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

     8. WITHHOLDING OF TAXES. Employer may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

     9. NO EMPLOYMENT AGREEMENT. Nothing in this Agreement shall give Executive any rights (or impose any obligations) to continued employment by Employer or any subsidiary thereof or successor thereto, nor shall it give Employer any rights (or impose any obligations) with respect to continued performance of duties by Executive for Employer or any subsidiary thereof or successor thereto.

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     10.  PAYMENT AUTHORITY. Any officer of Employer (other than Executive) is authorized to issue and execute a check, initiate a wire transfer or otherwise effect payment on behalf of Employer to satisfy Employer's obligations to pay all amounts due to Executive under this Agreement.

     11.  ASSIGNMENT.

          (a) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in the remainder of this paragraph 11. Without limiting the foregoing, Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this paragraph 11 Employer shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

          (b) Employer may: (i) as long as it remains obligated with respect to this Agreement, cause its obligations hereunder to be performed by a subsidiary or subsidiaries for which Executive performs services, in whole or in part; (ii) assign this Agreement and its rights hereunder in whole, but not in part, to any party with or into which it may hereafter merge or consolidate or to which it may transfer all or substantially all of its assets, if said party shall by operation of law or expressly in writing assume to the reasonable satisfaction of Executive all liabilities of Employer hereunder as fully as if it had been originally named Employer herein; but Employer may not otherwise assign this Agreement or its rights hereunder. Subject to the foregoing, this Agreement shall inure to the benefit of and be enforceable by Employer's successors and assigns.

          (c) The provisions of this paragraph 11 shall not prohibit or restrict the assignment or transfer by Executive of any otherwise assignable or transferable right of Executive to purchase the shares of Employer's capital stock that are subject to any outstanding option that has been granted to Executive by Employer (or pursuant to a stock option plan of Employer).

     12. RELEASE AND FULL SETTLEMENT. Any provision of this Agreement to the contrary notwithstanding, as a condition to the receipt of any payment hereunder upon the occurrence of a Termination Event, Executive shall first execute a release, in such reasonable form as may be approved by the Board, releasing the Board, Employer and Employer's affiliates, shareholders, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Executive's employment with Employer or the termination of such employment, and the performance of Employer's obligations hereunder and the receipt by Executive of the payments provided hereunder shall constitute full settlement of all such claims and causes of action.

     13. MODIFICATIONS. This Agreement shall not be varied, altered, modified, canceled, changed or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

     14. DISPUTE PROCEDURE AND ARBITRATION. Any dispute arising in connection with this Agreement shall be resolved as follows:

     (a) If Executive believes that he has been denied any payment or benefit he is entitled to

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receive under this Agreement, within 60 days following such denial Executive shall file a written claim for such denied payment or benefit with the Corporate Secretary of Employer. Such written claim shall detail the arguments and attach copies of the documents that support Executive's claim for the denied payment or benefit. Within 30 days after the receipt of such written claim, the Corporate Secretary shall cause such claim to be reviewed by the appropriate officer(s) or director(s) of the Employer and notify Executive as to whether he is entitled to such payment or benefit. Such a notification from the Corporate Secretary shall be in writing and, if denying Executive's claim for such payment or benefit, shall set forth the specific reason or reasons for the denial and make specific reference to the pertinent provisions of this Agreement.

     (b) Any dispute arising in connection with this Agreement that is not resolved to the satisfaction of Executive pursuant to the procedure provided for in paragraph 14(a) above, shall be finally resolved by arbitration in Houston, Texas, governed by the Federal Arbitration Act and conducted pursuant to and in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Either the Employer or the Executive may request arbitration by sending written notice to the other party. In any such arbitration, the only issues to be considered and determined by the arbitrator(s) shall be issues pertaining to legal and equitable rights and obligations of the parties under this Agreement and any applicable law. A decision and award of the arbitrator(s) shall be final, and may be entered in any court having jurisdiction thereof, and application may be made to such court for judicial acceptance and/or an order enforcing such decision and/or award. Judicial review of any decision or award shall be in accordance with the Federal Arbitration Act, except that review of any award of punitive or exemplary damages shall be conducted as if the award of such damages were made by a jury sitting in a federal district court in Houston, Texas. In the event the arbitrator(s) determine there is a prevailing party in the arbitration, the prevailing party shall recover from the losing party all costs of arbitration, including but not limited to the fees of the arbitrator(s) and reasonable attorneys' fees incurred by the prevailing party. The provisions of this paragraph 14(b) shall not be construed to limit or to preclude either party from bringing an action in any court of competent jurisdiction for injunctive relief.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above written.

                                       NOBLE AFFILIATES, INC.


                                       By: /s/ Michael A. Cawley
                                           -------------------------------------
                                       Name:   Michael A. Cawley
                                       Title:  Lead Independent Director
                                               Board of Directors

                                      EXECUTIVE


                                       /s/ Charles D. Davidson
                                       -----------------------------------------
                                       Charles D. Davidson

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